Exhibit 99.2

Executive Contact:	Investor Relations Contacts:
Gary Suttle	Andrea Miner
Chief Executive Officer	Investor Relations Coordinator
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 967-3565

Rockford Corporation Names Richard G. Vasek Chief Financial Officer

TEMPE, Ariz., Nov. 15/PRNewswire/ — Rockford Corporation (Nasdaq: ROFO) today announced that Richard G. Vasek has been appointed Chief Financial Officer of the company and will assume his duties on November 29, 2004. Previously, Mr. Vasek was Executive Vice President, Chief Financial Officer and Secretary of Royal Appliance, a premier consumer products company based in Cleveland.

Mr. Vasek will be responsible for treasury, planning, investor relations, and legal functions at Rockford. His previous experience includes 13 years of finance experience at Royal including chief financial officer for the last six years. In addition he has four years experience in public accounting. He has raised $500 million in capital, acquired product lines, divested divisions and product lines and managed asset-based traditional lending.

Gary Suttle, president and chief executive officer of Rockford, said, “We are excited about the new leadership Rich will bring to our organization. His experience in repositioning businesses, capital markets transactions, public accounting and finance background, and strong management skills will all be of great benefit to Rockford.”

Rich Vasek, chief financial officer, said, “I am intrigued by Rockford’s challenges and believe that I can help and add value quickly. At Royal I faced similar challenges and was able to put meaningful solutions into place, contributing to the renewed stabilization of the business, which is now healthy and profitable. I look forward to once again assisting what is essentially a strong company reposition itself for financial success.”

About Rockford Corporation

Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford’s mobile audio products are marketed under the Rockford Fosgate, Lightning Audio, MB Quart and Q-Logic, and Omnifi brand names. Rockford’s professional audio and home theatre products are marketed under the Hafler, Fosgate Audionics and MB Quart brand names.

Forward-looking Statement Disclosure

In this press release we make forward-looking statements about the future of our industry, anticipated revenues and earnings, our business strategy, and other matters. When considering our forward-looking statements, you should keep in mind that many significant risks could cause our actual results to vary from our current expectations.

For a more detailed discussion of the risks we face, please refer to the risk factors and cautionary statements identified in our filings with the Securities and Exchange Commission, including specifically the risk factors identified in exhibit 99.1 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2003, filed with the SEC on March 30, 2004. The risk factors noted above, the risk factors discussed in our SEC filings, and other factors that we do not currently anticipate, may cause our sales or earnings to fall below our expectations. Our actual results may differ significantly from those anticipated in our forward-looking statements.